EXHIBIT 99.1

PRESS RELEASE	[LOGO OF GLOBALSANTAFE]

GlobalSantaFe Corporation      15375 Memorial Drive      Houston, Texas 77079      Tel 281.925.6000       Fax 281.925.6450

Contact Information:
Investors:	Richard Hoffman (281) 925 6441
Media:	Julie Tushingham (281) 925 6443

GlobalSantaFe Reports Fourth Quarter and

Full-Year 2003 Results

HOUSTON, January 28, 2004—Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported net income for the quarter ended December 31, 2003, of $24.5 million, or $0.10 per diluted share, on revenues of $506.2 million, as compared to net income of $52.4 million, or $0.22 per diluted share, on revenues of $512.9 million for the same quarter in 2002.

For the year ended December 31, 2003, GlobalSantaFe reported net income of $129.4 million, or $0.55 per diluted share, on revenues of $1.9 billion. This compares to net income of $277.9 million, or $1.18 per diluted share, on revenues of $2.0 billion for the year ended December 31, 2002. The company’s net income for the year 2003 included $22.3 million, or $0.09 per diluted share, from the settlement of claims filed in 1993 with the United Nations Compensation Committee for losses suffered as a result of the Iraqi invasion of Kuwait in 1990. Excluding the benefit of these settlements, the company’s net income for 2003 would have been $107.1 million, or $0.46 per diluted share.

Fourth Quarter 2003 Results

The decline in the company’s net income for the fourth quarter of 2003 can be attributed mainly to the decrease in contract drilling operating income to $24.6 million from $67.6 million in the same quarter of the previous year. The decrease in operating income from the contract drilling segment was primarily due to lower revenues resulting from lower dayrates from the company’s deepwater assets, lower dayrates and utilization from its rigs in the North Sea, and lower utilization from its rigs in West Africa, partially offset by an increase in dayrates and utilization for its jackup rigs in the Gulf of Mexico. The impact of this decline in contract drilling revenues on the quarter’s results was partially offset by lower contract drilling expenses related to repair and maintenance expense and lower than estimated costs incurred throughout 2003 for personal injury and health care claims.

For the fourth quarter of 2003, the drilling management services segment reported operating income of $20.3 million compared to operating income of $10.1 million in the same quarter of 2002. The higher operating income for this segment was the result of improved margins on turnkey projects and an increase in the number of projects performed during the fourth quarter of 2003.

Full Year 2003 Results

The $148.5 million decrease in the company’s net income for the full year of 2003 compared to 2002 was due primarily to a $205.6 million decline in operating income from its contract drilling

GlobalSantaFe Corporation Fourth Quarter and Year End 2003 Financial Results/page 2 of 7 segment partially offset by the aforementioned U.N. settlement, lower income taxes and corporate expenses and higher oil and gas revenues. Contract drilling operating income declined due to lower revenues resulting from lower dayrates and utilization for the company’s rigs in most of its major markets compared to 2002 levels, partially offset by higher dayrates and utilization for its jackup rigs in the Gulf of Mexico resulting from the upturn in that market in 2003. The drop in contract drilling revenues in 2003 was partially offset by decreased contract drilling expenses primarily due to lower repair and maintenance and reimbursable expenses.

For the full year of 2003, the drilling management services segment performed an additional 18 turnkey projects for a total of 116, compared to 98 in the prior year. The drilling management services segment reported operating income of $31.7 million for 2003, up from $28.6 million in 2002.

Market Outlook

GlobalSantaFe’s President and Chief Executive Officer, Jon Marshall said, “Looking at the jackup markets around the world, we find them to be stable to improving reflecting a tightening in the world wide supply and demand balance. In particular, we are seeing positive indications in 2004 for our heavy duty harsh environment jackup rigs in the North Sea, which experienced difficult market conditions in 2003. We are also encouraged that our customers are moving ahead with deepwater projects in the Gulf of Mexico, Brazil and West Africa, which could lead to more balanced market conditions for our deepwater assets in 2004 and beyond. We continue to focus on maintaining our high safety and operating standards and controlling costs, activities which will deliver shareholder value in any market condition.”

About GlobalSantaFe

GlobalSantaFe is a leading worldwide oil and gas drilling contractor offering a full range of premium equipment and drilling management services. The company’s diverse and technologically advanced fleet of 59 offshore rigs includes premium and heavy duty, harsh environment jackups; semisubmersibles; and dynamically positioned ultra-deepwater drillships. Additionally, the company has three rigs under construction. The company has 31 land rigs and is the world’s leading provider of turnkey drilling and drilling management services. More information can be found at: http://www.gsfdrill.com.

Conference Call

GlobalSantaFe will hold a publicly accessible analyst conference call to discuss its fourth-quarter and full-year 2003 financial results. The call will begin at 10 a.m. Central Standard Time (CST) Wednesday, January 28, 2004, and can be heard live on the company’s Web site at http://www.gsfdrill.com or by dialing 913-981-5571, reference code 231230. Participants are encouraged to logon to the company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the conclusion of the call until 7 p.m. CST Wednesday, February 4, 2004, on the company’s Web site or by dialing (719) 457-0820, reference code 231230.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this news release include our statements that: (a) we find jackup markets to be stable to improving; (b) that we are encouraged that our customers are moving ahead with deepwater projects in the Gulf of Mexico, Brazil and West Africa, which could lead to more balanced market conditions for our deepwater assets in 2004

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GlobalSantaFe Corporation Fourth Quarter and Year End 2003 Financial Results/page 3 of 7 and beyond; (c) that our continued focus on maintaining our high safety and operating standards and controlling costs are activities which will deliver shareholder value in any market condition; and (d) other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to (a) changes in rig dayrates; (b) changes in the anticipated timing of our rig upgrade and repair projects; (c) our ability to enter into and the terms of future drilling contracts; (d) operating hazards and delays; and (e) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

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GlobalSantaFe Corporation Condensed Consolidated Statement of Income (In millions, except per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Revenues:
Contract drilling	$329.8	$399.9	$1,370.4	$1,606.5
Drilling management services	172.4	109.4	523.4	400.6
Oil and gas	4.0	3.6	20.9	10.6

Total revenues	506.2	512.9	1,914.7	2,017.7

Expenses:
Contract drilling	237.1	270.9	950.6	997.6
Drilling management services	152.1	99.2	491.7	371.9
Oil and gas	1.7	1.1	5.8	3.6
Depreciation, depletion and amortization	70.3	63.0	273.2	254.4
Restructuring costs	0.5	—	3.4	—
General and administrative	11.4	19.1	47.8	58.4

Total operating expenses	473.1	453.3	1,772.5	1,685.9

Operating income	33.1	59.6	142.2	331.8

Other income (expense):
Interest expense	(16.7)	(14.2)	(67.5)	(57.1)
Interest capitalized	8.3	7.4	34.9	20.5
Interest income	2.7	3.1	11.2	15.1
Other	—	1.0	25.0	2.3

Total other income (expense)	(5.7)	(2.7)	3.6	(19.2)

Income before income taxes	27.4	56.9	145.8	312.6
Provision for income taxes:
Current tax provision (benefit)	(5.5)	10.1	26.7	53.5
Deferred tax provision (benefit)	8.4	(5.6)	(10.3)	(18.8)

Total provision for income taxes	2.9	4.5	16.4	34.7

Net income	$24.5	$52.4	$129.4	$277.9

Earnings per ordinary share:
Basic	$0.10	$0.23	$0.55	$1.19
Diluted	$0.10	$0.22	$0.55	$1.18
Average ordinary shares:
Basic	233.3	232.6	233.2	233.7
Diluted	235.0	234.7	234.9	236.5

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	December 31, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$711.8	$677.0
Marketable securities	135.0	59.5
Accounts receivable, net of allowances	313.5	346.3
Prepaid expenses	31.5	49.6
Other current assets	17.3	13.2

Total current assets	1,209.1	1,145.6
Net properties	4,384.7	4,194.0
Goodwill	352.1	386.9
Deferred income taxes	5.9	0.2
Other assets	173.4	81.5

Total assets	$6,125.2	$5,808.2

Current liabilities:
Accounts payable	$179.6	$209.2
Accrued liabilities	212.5	224.4

Total current liabilities	392.1	433.6
Long-term debt	1,191.4	925.2
Capital lease obligations	39.5	16.7
Deferred income taxes	—	2.7
Other long-term liabilities	166.1	195.8

Shareholders’ equity:
Ordinary shares and additional paid-in capital	2,961.4	2,952.4
Retained earnings	1,410.8	1,322.4
Accumulated other comprehensive loss	(36.1)	(40.6)

Total shareholders’ equity	4,336.1	4,234.2

Total liabilities and shareholders’ equity	$6,125.2	$5,808.2

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Year Ended December 31,
	2003	2002
Cash flows from operating activities:
Net income	$129.4	$277.9
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	273.2	254.4
Deferred income taxes	(10.3)	(18.8)
Decrease in accounts receivable	28.3	26.3
Decrease (increase) in prepaid expenses and other current assets	10.1	(30.5)
(Decrease) increase in accounts payable	(27.0)	48.6
Decrease in accrued liabilities	(14.2)	(9.4)
(Decrease) increase in deferred revenues	(16.8)	8.7
Increase (decrease) in other long-term liabilities	9.5	(8.4)
Other, net	17.7	2.3

Net cash flow provided by operating activities	399.9	551.1

Cash flows from investing activities:
Capital expenditures	(468.6)	(561.3)
Purchases of held-to-maturity marketable securities	(364.5)	(282.9)
Proceeds from maturities of held-to-maturity marketable securities	219.0	353.0
Purchases of available-for-sale marketable securities	(19.2)	(18.7)
Proceeds from maturities of available-for-sale marketable securities	8.5	12.2
Proceeds from sales of properties and equipment	5.9	93.4

Net cash flow used in investing activities	(618.9)	(404.3)

Cash flows from financing activities:
Dividend payments	(36.7)	(30.4)
Issuance of long-term debt, net of discount	249.4	—
Deferred financing costs	(3.6)	—
Lease/leaseback transaction	37.0	—
Payments on capitalized lease obligations	(8.3)	(1.8)
Ordinary shares repurchased and retired	—	(51.4)
Proceeds from issuance of ordinary shares	9.7	27.3
Bank overdrafts and other	6.3	8.2

Net cash flow provided by (used in) financing activities	253.8	(48.1)

Increase in cash and cash equivalents	34.8	98.7
Cash and cash equivalents at beginning of period	677.0	578.3

Cash and cash equivalents at end of period	$711.8	$677.0

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except for average revenues per day)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Contract drilling (1)	$330.9	$403.5	$1,373.1	$1,619.0
Drilling management services	173.0	116.9	528.4	416.8
Oil and gas	4.0	3.6	20.9	10.6
Intersegment elimination	(1.7)	(11.1)	(7.7)	(28.7)

Total revenues	$506.2	$512.9	$1,914.7	$2,017.7

Operating income:
Contract drilling	$24.6	$67.6	$154.6	$360.2
Drilling management services	20.3	10.1	31.7	28.6
Oil and gas	1.5	1.9	12.0	4.8
Restructuring costs	(0.5)	—	(3.4)	—
Corporate operating expenses	(12.8)	(20.0)	(52.7)	(61.8)

Total operating income	33.1	59.6	142.2	331.8
Interest expense, net	(5.7)	(3.7)	(21.4)	(21.5)
Other	—	1.0	25.0	2.3

Income before income taxes	$27.4	$56.9	$145.8	$312.6

Depreciation, depletion and amortization included in operating income:
Contract drilling	$68.1	$61.4	$265.2	$248.7
Drilling management	—	0.1	—	0.1
Oil and gas	0.8	0.6	3.1	2.2
Corporate	1.4	0.9	4.9	3.4

Total depreciation, depletion and amortization	$70.3	$63.0	$273.2	$254.4

Average rig utilization rate:
Marine	85%	90%	85%	89%
Land	52%	63%	53%	69%

Average revenues per day: (2)
Marine	$62,500	$71,800	$65,900	$72,400
Land	$15,600	$15,800	$16,400	$17,100

Turnkey wells drilled	24	19	85	78
Turnkey well completions	11	7	31	20

(1)	Expense reimbursements included in Contract drilling revenues and expenses totaled $14.8 million and $56.0 million, respectively, for the three and twelve months ended December 31, 2003, and $18.0 million and $74.9 million, respectively, for the three and twelve months ended December 31, 2002. Operating income for these periods was not affected by these reimbursements.

(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days, adjusted to exclude days under contract at zero dayrate. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of platform operations and reimbursed expenses, of $18.6 million and $89.4 million, respectively, for the three and twelve months ended December 31, 2003, and $30.7 million and $128.5 million, respectively, for the comparable prior year periods.